Exhibit 99.1

April 30, 2021

SONDER, A NEXT-GENERATION HOSPITALITY COMPANY, TO BE PUBLICLY LISTED THROUGH COMBINATION WITH GORES METROPOULOS II

Through innovative technology and thoughtfully designed accommodations, Sonder is revolutionizing the hospitality industry

Combined company to have an estimated pro forma enterprise value of approximately $2.2 billion

Business combination includes $650 million of cash proceeds from Gores Metropoulos II before expenses,

including fully committed PIPE of $200 million from top-tier institutional investors, including Fidelity

Management & Research Company LLC, funds and accounts managed by BlackRock, Atreides

Management, LP, entities affiliated with Moore Capital Management, Principal Global Investors, LLC,

and Senator Investment Group

Proceeds from the business combination will be used to continue global growth and expansion and increase investments in technology to drive an elevated guest experience

San Francisco, CA – April 30, 2021 – Sonder Holdings Inc. (“Sonder” or the “Company”), a leading next-generation hospitality company that is redefining the guest experience, and Gores Metropoulos II, Inc. (Nasdaq: GMIIU, GMII and GMIIW), a special purpose acquisition company sponsored by an affiliate of The Gores Group, LLC, a global investment firm founded in 1987 by Alec Gores, and by an affiliate of Dean Metropoulos of Metropoulos & Co., today announced that they have entered into a definitive agreement (the “Merger Agreement”) to combine. The technology-driven hospitality business is expected to have a pro forma enterprise value of $2.2 billion and over $700 million of net cash at closing.

Sonder officially launched in 2014 and was co-founded by Francis Davidson, Chief Executive Officer, and Martin Picard, Global Head of Real Estate. Since its founding, Sonder has executed against its mission to transform the hospitality industry through modern, technology-powered service and inspiring, thoughtfully designed accommodations combined into one seamlessly managed experience. Sonder currently operates more than 300 properties across 35 markets in eight countries.

Sonder works directly with real estate developers and property owners to lease, manage and operate spaces, providing guests with exceptionally designed accommodations at affordable prices on a nightly, weekly or monthly basis. Led by a management team with deep technology, operational and hospitality experience, the Company’s tech-enabled, mobile-first platform provides seamless booking, digital concierge and a unified, on-demand platform for maintenance and service. Driven by Sonder’s differentiated digital service model, the Company can reduce operating costs by as much as 50% compared to traditional hotels.

“Through innovative technology and thoughtfully designed accommodations, Sonder is revolutionizing the hospitality industry,” said Francis Davidson, Sonder’s co-founder and CEO. “With modernized service, we are delivering uncompromising quality with inspiring design, and offering accommodations at a price point that democratizes access to an extraordinary hospitality experience. We are incredibly excited about this transaction with Gores, which we view as a natural extension of our longstanding relationship that will enable us to accelerate our growth on the path to build the iconic 21st century brand in hospitality.”

“Sonder’s differentiated, tech-driven platform and unique value proposition have put the company at the forefront of the hospitality industry,” said Alec Gores, Chairman and CEO of The Gores Group and CEO of Gores Metropoulos II. “With its enormous market opportunity and experienced leadership team, Sonder has already proven the resiliency and scalability of its business and has tremendous potential to continue expanding globally amid tailwinds created by the impending travel recovery. This transaction strikes at the core of our continued focus on identifying and partnering with companies that are true disruptors in their industries, and we’re confident that our partnership will enable Sonder to solidify its leading position as the hospitality brand of tomorrow.”

“Throughout the course of my career I’ve been focused on finding and developing unique consumer brands and experiences,” said Dean Metropoulos, Chairman of Gores Metropoulos II. “Sonder’s fresh approach to hospitality meets the needs of an evolving traveler and puts the company in a great position to take advantage of these rapidly transforming trends.”

The business combination will provide Sonder with additional capital and expertise to accelerate and supercharge Sonder’s vision. Together with GM II, Sonder will be able to further capitalize on opportunities within the growing $800+ billion global lodging market and strengthen its position as a differentiated, rapidly growing innovator in the hospitality industry. Over the next few years, Sonder plans to continue investing in technology and expanding its footprint and product offering to drive an unparalleled guest experience, while also delivering even greater value to its real estate partners.

Sonder expects to achieve approximately $4 billion of revenue in 2025, driven by significant real estate supply growth, global travel market recovery and revenue enhancement initiatives.

Transaction Overview

The combined company is expected to have an estimated pro forma enterprise value of approximately $2.2 billion at closing, representing 3.6x Sonder’s projected 2022 revenue. Existing Sonder stockholders will retain 74% ownership in the pro forma company.

Concurrently with the consummation of the transaction, additional investors have committed to participate in the proposed business combination by purchasing shares of common stock of GM II in a private placement (the “PIPE”). The $200 million PIPE investment is led by an affiliate of The Gores Group, with participation from top-tier institutional investors, including Fidelity Management & Research Company LLC, funds and accounts managed by BlackRock, Atreides Management, LP, entities affiliated with Moore Capital Management, Principal Global Investors, LLC, and Senator Investment Group. The balance of the $450 million in cash is held in GM II’s trust account, in addition to $165 million raised as part of a March 2021 convertible notes offering led by Moore Strategic Ventures, the privately held investment company for Louis M. Bacon, Founder and CEO of Moore Capital Management, LP, together with the approximately $200 million in PIPE proceeds, excluding transaction expenses, will be used to fund operations and support new and existing growth initiatives. All references to available cash are subject to any redemptions by the public stockholders of GM II and payment of transaction expenses.

The proposed business combination, which has been unanimously approved by GM II’s Board of Directors and Sonder’s Board of Directors, is expected to close in the second half of 2021, subject to approval by GM II’s stockholders and other customary closing conditions.

Following the closing of the proposed business combination, Sonder will retain its experienced management team. Mr. Davidson will continue to serve as CEO and Sanjay Banker will continue to serve as President and CFO.

Advisors

Goldman Sachs & Co. LLC is serving as exclusive financial advisor to Sonder. Wilson Sonsini Goodrich & Rosati is serving as legal advisor to Sonder.

Morgan Stanley & Co. LLC is serving as lead financial advisor and Deutsche Bank Securities Inc. and Citigroup are serving as capital markets advisors to GM II. Moelis & Company LLC acted as additional financial advisor to GM II. Weil, Gotshal & Manges LLP is serving as legal advisor to GM II.

Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Citigroup and Deutsche Bank Securities Inc. are serving as joint lead placement agents on the PIPE. Latham & Watkins LLP is serving as legal advisor to the co-placement agents.

Investor Webcast

Management of Sonder and GM II will host an investor conference call on Friday, April 30, 2021 at 10 am EST to discuss the proposed business combination. The call can be accessed by dialing +1.844.385.9713 (domestic toll-free number) or +1.678.389.4980 (international) and providing the conference ID 789503#. A webcast of the call can be accessed by visiting https://www.netroadshow.com/nrs/home/?show=959b3eb0.

About Sonder

Sonder is revolutionizing hospitality through innovative, tech-powered service and inspiring, thoughtfully designed accommodations combined into one seamlessly managed experience. Officially launched in 2014 and headquartered in San Francisco, Sonder is making a world of better stays open to all with a variety of accommodation options — from rooms to suites and apartments — found in 35 markets spanning eight countries and three continents. Sonder’s innovative App empowers guests by making self-service features and 24/7 on-the-ground support just a tap away. From simple self-check-in to boutique bathroom amenities, we bring the best of a hotel without any of the formality.

To learn more, visit www.sonder.com or follow Sonder on Facebook, Twitter or Instagram. Download the Sonder app on Apple or Google Play.

About Gores Metropoulos II, Inc.

Gores Metropoulos II, Inc. (Nasdaq: GMIIU, GMII and GMIIW) is a special purpose acquisition company sponsored by an affiliate of The Gores Group, LLC, a global investment firm founded in 1987 by Alec Gores, and by an affiliate of Metropoulos & Co. whose Principals are Dean, Evan and Daren Metropoulos. Gores Metropoulos II was formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Mr. Gores and Mr. Metropoulos together have more than 65 years of combined experience as entrepreneurs, operators and investors across diverse sectors including industrials, technology, media and entertainment, business services, healthcare and consumer products and services. Over the course of their careers, Mr. Gores and Mr. Metropoulos and their respective teams have invested in more than 180 portfolio companies through varying macroeconomic environments with a consistent, operationally-oriented investment strategy. For more information, please visit www.gores.com.

Forward-Looking Statements

This document may contain a number of “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning GM II’s or Sonder’s possible or assumed future results of operations, business strategies, debt levels, competitive position, industry environment, potential growth opportunities and the effects of regulation, including whether this proposed business combination will generate returns for stockholders. These forward-looking statements are based on GM II’s or Sonder’s management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside GM II’s or Sonder’s management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks, uncertainties, assumptions and other important factors include, but are not limited to: (a) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the proposed business combination contemplated thereby; (b) the inability to complete the proposed business combination due to the failure to obtain approval of the stockholders of GM II or other conditions to closing in the Merger Agreement; (c) the ability to meet Nasdaq’s listing standards following the consummation of the proposed business combination; (d) the inability to complete the PIPE; (e) the risk that the proposed business combination disrupts current plans and operations of Sonder or its subsidiaries as a result of the announcement and consummation of the transactions described herein; (f) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (g) costs related to the proposed business combination; (h) changes in applicable laws or regulations, including legal or regulatory developments (such as the SEC’s recently released statement on accounting and reporting considerations for warrants in SPACs) which could result in the need for GM II to restate its historical financial statements and cause unforeseen delays in the timing of the business combination and negatively impact the trading price of GM II’s securities and the attractiveness of the business combination to investors; (i) the possibility that Sonder may be adversely affected by other economic, business and/or competitive factors; and (j) other risks and uncertainties indicated from time to time in the final prospectus of GM II, including those under “Risk Factors” therein, and other documents filed or to be filed with the Securities and Exchange Commission (“SEC”) by GM II. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made.

Forward-looking statements included in this document speak only as of the date of this document. Except as required by law, neither GM II nor Sonder undertakes any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this release. Additional risks and uncertainties are identified and discussed in GM II’s reports filed with the SEC and available at the SEC’s website at www.sec.gov.

Additional Information and Where to Find It

Additional information about the proposed business combination, including a copy of the Merger Agreement and investor presentation, will be provided in a Current Report on Form 8-K which will be filed by GM II with the SEC and will also be available at www.sec.gov.

In connection with the proposed business combination, GM II intends to file a registration statement on Form S-4 (the “Registration Statement”) that includes a preliminary proxy statement, consent solicitation statement and prospectus with respect to GM II’s securities to be issued in connection with the proposed business combination that also constitutes a preliminary prospectus of GM II and will mail a definitive proxy statement/consent solicitation statement/prospectus and other relevant documents to its stockholders. The Registration Statement is not yet effective. The Registration Statement, including the proxy statement/consent solicitation statement/prospectus contained therein, when it is declared effective by the SEC, will contain important information about the proposed business combination and the other matters to be voted upon at a meeting of GM II’s stockholders to be held to approve the proposed business combination and other matters (the “Special Meeting”) and is not intended to provide the basis for any investment decision or any other decision in respect of such matters. GM II stockholders and other interested persons are advised to read, when available, the Registration Statement and the proxy statement/consent solicitation statement/prospectus, as well as any amendments or supplements thereto, because they will contain important information about the proposed business combination. When available, the definitive proxy statement/consent solicitation statement/prospectus will be mailed to GM II stockholders as of a record date to be established for voting on the proposed business combination and the other matters to be voted upon at the Special Meeting. GM II stockholders will also be able to obtain copies of the definitive proxy statement/consent solicitation statement/prospectus, without charge, once available, at the SEC’s website at www.sec.gov or by directing a request to: 6260 Lookout Road, Boulder, CO 80301, attention: Jennifer Kwon Chou, or by contacting Morrow Sodali LLC, the Company’s proxy solicitor, for help, toll-free at (800) 662-5200 (banks and brokers can call collect at (203) 658-9400).

Participants in Solicitation

GM II, Sonder and their respective directors and officers may be deemed participants in the solicitation of proxies of Company stockholders in connection with the proposed business combination. GM II stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of GM II in GM II’s registration statement on Form S-1 (File No. 333-251663), which was declared effective by the SEC on January 19, 2021. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to GM II stockholders in connection with the proposed business combination and other matters to be voted upon at the Special Meeting will be set forth in the Registration Statement for the proposed business combination when available. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination will be included in the Registration Statement that GM II intends to file with the SEC.

Disclaimer

This communication is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

CONTACTS

For Sonder:

Media Contacts

Finsbury Glover Hering

press@sonder.com

Investor Contacts

Chris Mammone, The Blueshirt Group

ir@sonder.com

For The Gores Group and affiliates:

Jennifer Kwon Chou

Managing Director

The Gores Group

310-209-3010

jchou@gores.com

OR

John Christiansen/Cassandra Bujarski/Danya Al-Qattan

Sard Verbinnen & Co

GoresGroup-SVC@sardverb.com